Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Auditor" in the Statement of Additional Information of Fidelity Advisor Mid Cap II Fund, which is included in Post-Effective Amendment Nos. 69 & 71 to the Registration Statement No. 811-04707 on Form N-1A of Fidelity Advisor Series II.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
August 9, 2004